Exhibit 99.2
INVESTOR PRESENTATION 2Q 2024 NASDAQ: ALRS

DISCLAIMERS Forward-Looking Statements This presentation contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements we make regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in forward-looking statements include, among others, the following: interest rate risk, including the effects of sustained high interest rates; our ability to successfully manage credit risk and maintain an adequate level of allowance for credit losses; new or revised accounting standards; business and economic conditions generally and in the financial services industry, nationally and within our market areas, including high rates of inflation and possible recession; the effects of recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short-period of time that resulted in recent bank failures; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies, including the integration of Metro Phoenix Bank which we acquired in 2022 and the pending acquisition of HMN Financial, Inc.; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry from non-banks such as credit unions and Fintech companies, including digital asset service providers; our ability to successfully manage liquidity risk, including our need to access higher cost sources of funds such as fed funds purchased and short-term borrowings; the concentration of large deposits from certain clients, who have balances above current Federal Deposit Insurance Corporation (“FDIC”) insurance limits; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which we may become subject; potential impairment to the goodwill we recorded in connection with our past acquisitions, including the acquisition of Metro Phoenix Bank and the pending acquisition of HMN Financial, Inc.; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes, including in response to the recent bank failures; fluctuations in the values of the securities held in our securities portfolio, including as a result of changes in interest rates; governmental monetary, trade and fiscal policies; risks related to climate change and the negative impact it may have on our customers and their businesses; severe weather, natural disasters, widespread disease or pandemics; acts of war or terrorism, including the ongoing Israeli-Palestinian conflict and the Russian invasion of Ukraine, or other adverse external events; any material weaknesses in our internal control over financial reporting; changes to U.S. or state tax laws, regulations and guidance; potential changes in federal policy and at regulatory agencies as a result of the upcoming 2024 presidential election; talent and labor shortages and employee turnover; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission. Any forward-looking statement made by us in this presentation is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. Non-GAAP Financial Measures This presentation includes certain ratios and amounts that do not conform to U.S. Generally Accepted Accounting Principles, or GAAP. Management uses certain non-GAAP financial measures to evaluate financial performance and business trends from period to period and believes that disclosure of these non-GAAP financial measures will help investors, rating agencies and analysts evaluate the financial performance and condition of Alerus Financial Corporation. This presentation includes a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent. Miscellaneous Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of Alerus Financial Corporation after the date hereof. Certain of the information contained herein may be derived from information provided by industry sources. We believe that such information is accurate and that the sources from which it has been obtained are reliable. We cannot guarantee the accuracy of such information, however, and we have not independently verified such information. 1

DISCLAIMERS (CONTINUED) Additional Information and Where to Find It Alerus Financial Corporation (the "Company") filed a Registration Statement on Form S-4 (Registration Statement No. 333-280815) with the Securities and Exchange Commission (the "SEC") on July 15, 2024, in connection with a proposed transaction between the Company and HMN Financial, Inc. (“HMNF”). The registration statement includes a joint proxy statement of the Company and HMNF that also constitutes a prospectus of the Company, which will be sent to the stockholders of the Company and HMNF after the SEC declares the registration statement effective. Before making any voting decision, the stockholders of the Company and HMNF are advised to read the joint proxy statement/prospectus, because it contains important information about the Company, HMNF and the proposed transaction. This document and other documents relating to the proposed transaction filed by the Company can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing the Company’s website at www.alerus.com under the link “Investors Relations” and then under “SEC Filings” and HMNF’s website at www.justcallhome.com/HMNFinancial under “SEC Filings.” Alternatively, these documents can be obtained free of charge from the Company upon written request to Alerus Financial Corporation, Corporate Secretary, 401 Demers Avenue, Grand Forks, North Dakota 58201 or by calling (701) 795-3200, or from HMNF upon written request to HMN Financial, Inc., Corporate Secretary, 1016 Civic Center Drive NW, Rochester, Minnesota 55901 or by calling (507) 535-1200. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus. Participants in the Solicitation This presentation does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. The Company, HMNF, and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company and HMNF in connection with the proposed transaction under SEC rules. Information about the directors and executive officers of the Company and HMNF is included in the joint proxy statement/prospectus for the proposed transaction filed with the SEC. This document may be obtained free of charge in the manner described above under “Additional Information and Where to Find It.” 2

COMPANY PROFILE

Alerus is a commercial wealth bank and a national retirement plan provider

DIVERSIFIED REVENUE[1]

Last Twelve Months Ended June 30, 2024

Net Interest Income:
$88.2 million
45.3% of revenue

Noninterest Income:
$106.5 million
54.7% of revenue



Net Interest Income 45.3%
Retirement & Benefits Revenue 33.7%
Wealth Advisory Revenue 12.2%
Banking Fees & Other Revenue(2) 8.8%

RETIREMENT AND BENEFITS

Retirement

- Plan administration
- Trust and custodial offerings
- Record keeping

Benefits

- Health savings accounts
- Flexible spending accounts
- COBRA

AUA / AUM:
$ in billions



$31.9
$34.2
$36.7
$32.1
$36.7
$39.4
2019
2020
2021
2022
2023
2Q 2024

BANKING

Business Services

- Commercial and small business offerings
- Treasury Management services
- SBA & CRE Lending

Consumer Services

- Private banking
- Savings, money markets, CDs
- Mortgage services

Assets:
$ in billions



$2.4
$3.0
$3.4
$3.8
$3.9
$4.4
2019
2020
2021
2022
2023
2Q 2024

WEALTH ADVISORY

- **Financial Planning:** Retirement | Tax | Estate planning
- **Investment Management:** Managed investments | Brokerage
- **Trust and Fiduciary:** Estate Administration | Corporate Trusteeship

AUA / AUM:
$ in billions



$3.1
$3.3
$4.0
$3.6
$4.0
$4.2
2019
2020
2021
2022
2023
2Q 2024

3 |

1. Excludes net losses on investment securities of $24.6 million in 4Q 2023. See "Non-GAAP Disclosure Reconciliation."
2. Banking and other revenue consists of service charges on deposit accounts, mortgage income, interchange income and other noninterest income.

Market Distribution and Client Base FRANCHISE FOOTPRINT FULL-SERVICE BANKING ▪ Grand Forks, ND: 4 offices ▪ Fargo, ND: 3 offices ▪ Twin Cities, MN: 6 offices ▪ Phoenix, AZ: 2 offices RETIREMENT AND BENEFIT SERVICES ▪ Offices in Minnesota, North Dakota, Michigan, and Colorado ▪ Retirement plan service clients in all 50 states BANKING LEGEND: North Dakota Minnesota Arizona National Synergistic WEALTH ADVISORY RETIREMENT AND BENEFITS | ($ in millions) 4 | ▪ 485,000 Employer-sponsored retirement and benefit plan participants and health savings account participants ▪ 34,100 Flexible spending account and health reimbursement arrangement participants ▪ 37,300 Consumer banking clients ▪ 16,700 Commercial banking clients ▪ 8,400 Employer-sponsored retirement plans ▪ 10,900 Wealth clients Data as of 6/30/2024. DEPOSITS: $3,299 9.3% 13.1% 77.6% AUA / AUM: $39,390 75.3% 8.8% 4.3% 11.6% AUA / AUM: $4,172 28.2% 57.4% 14.4% LOANS: $2,916 39.2% 24.4% 9.9% 26.5%

STRATEGIC GROWTH To supplement our organic growth, we have executed 25 acquisitions throughout the history of our company including: 15 in Banking, 10 in Retirement and Benefits. HMN Financial, Inc. will be our 26th acquisition. 5 | 1. Source S&P Capital IQ. 2. Excludes net losses on investment securities (after-tax) of $19.2 million in 4Q 2023. See “Non-GAAP Disclosure Reconciliation.” (2) (2) 1.08% 1.28% 1.31% KBW Regional Bank Index (Average) KBW Regional Bank Index (Top Quartile) Alerus Financial ROA(1) (5 Year History: 2019 - 2023) 9.2% 11.2% 12.5% KBW Regional Bank Index (Average) KBW Regional Bank Index (Top Quartile) Alerus Financial ROE(1) (5 Year History: 2019 - 2023) 1879 2022 2019 2009 2007 2000 Began as the Bank of Grand Forks Rebranded to Alerus Expanded to Minnesota Market Expanded to Arizona Market Completed Initial Public Offering (IPO) Acquired Metro Phoenix Bank 2024 Announced acquisition of HMN Financial, Inc.

HMN FINANCIAL, INC. ACQUISITION HIGHLIGHTS

Natural Expansion of the Alerus Franchise

Strategic Expansion

Complementary mission and values with a strong corporate and credit culture

ALERUS + HMN FINANCIAL, INC.

Franchise-enhancing strategic expansion into the vibrant Rochester, Minnesota, MSA



Benefits of additional scale


Assets(1)
Loans(1)
Deposits(1)
$5.5
$1.1
$4.4
$3.8
$0.9
$2.9
$4.3
$1.0
$3.3
$ in Billions
ALRS
HMNF
Pro-forma

Financially Attractive[2]

Deal Value Per Share / TBVPS	107%
TBV Earnback	2.2 years
TBV Earnback (Excl. int. rate markets & AOCI)[3]	Accretive
Core Deposit Premium	0.9%
'25 EPS Accretion	45%+
Internal Rate of Return	25%+
'25 ROAA	1.15%+
'25 ROAE	12.5%+
'25 Efficiency Ratio Improvement	615+ bps
Pro Forma Loans / Deposits (MRQ)	85%

Strong pro forma capital ratios; creation of capacity for continued growth

Proven ability to create revenue synergies across Alerus' diverse business lines (not modeled)

Low Risk

High-quality, granular and long tenured loans and core deposit base

Excellent credit discipline and asset quality

Seamless integration of straight-forward business lines

Leverages management's transaction and integration expertise

Extensive operational and credit due diligence

1. Data as of 6/30/2024.
2. Metrics disclosed with deal announcement on 5/15/2024. Metrics based on ALRS closing price of $20.69 on 5/14/2024.
3. No rate mark scenario assumes no loan interest rate mark, AOCI mark, MSR mark or time deposit mark

6 |

▪ Providing secure and reliable technology that meets evolving client expectations ▪ Integrating our full product and service offerings through our fast-follower technology strategy STRATEGIC INITIATIVES One Alerus = Working Better Together to Grow ORGANIC GROWTH TALENT ACQUISITIONS STRATEGIC ACQUISITION PRODUCTIVITY AND EFFICIENCY ▪ Collaborative leadership team focused on new client acquisition, retention, and deepening relationships with existing clients ▪ Diversified business model focused on bringing value to clients through advice and specialty solutions to help clients grow ▪ Leveraging product synergies unavailable to traditional banking organizations ▪ Recruiting top talent in mid-market C&I banking and specialty niches to accelerate growth in our existing markets ▪ Jumpstarting our entrance into new markets with new talent ▪ Proactively positioning ourselves as an acquirer and employer of choice ▪ Capitalizing on strategic opportunities to grow in our existing markets or new markets ▪ Acquisition targets include banks and nationwide fee income companies with complementary business models, cultural similarities, and synergy and growth opportunities 7 Our Purpose Powers our Culture Do the Right Thing Lead with integrity and provide valued advice and guidance One Alerus Work together to provide purpose-driven products and services for our clients Passion for Excellence Act with accountability and sense of urgency to best serve clients and achieve exceptional results Success is Never Final Embrace opportunities to adapt and growth with our industry and our clients One Alerus Client Oriented Diversified Services Synergistic Growth Tailored Advice Technology Investment Reinvention of Processes

OFFICERS AND DIRECTORS DAN COUGHLIN Since 2016 Chairman, Alerus Financial Corp. Former MD & Co-Head – Fin’l Services Inv. Banking, Raymond James; Former Chairman & CEO, Howe Barnes Hoefer & Arnett MARY ZIMMER Since 2021 Former Director of Diverse Client Segments and Former Northern Regional President, Wells Fargo Advisors; Former Head of Intl. Wealth USA, Royal Bank of Canada U.S. Wealth Mgmt. JANET ESTEP Since 2021 Former President and CEO, Nacha; Former EVP, US Bank Transaction Division; Former VP, Pace Analytical Services RANDY NEWMAN Since 1987 Former President and CEO, Alerus JON HENDRY Executive Vice President and Chief Technology Officer 40 years with Alerus KARIN TAYLOR Executive Vice President and Chief Risk Officer and Operating Officer 6 years with Alerus GALEN VETTER Since 2013 Former Global CFO, Franklin Templeton Investments; Former Partner-in-Charge, Upper Midwest Region, RSM EXECUTIVE MANAGEMENT BOARD OF DIRECTORS KATIE LORENSON Director, President and Chief Executive Officer 7 years with Alerus MISSY KENEY Executive Vice President and Chief Engagement Officer 19 years with Alerus AL VILLALON Executive Vice President and Chief Financial Officer 2 years with Alerus JIM COLLINS Executive Vice President and Chief Banking and Revenue Officer 2 years with Alerus NIKKI SORUM Since 2023 Former Head of Sales and Distribution, Thrivent; Former SVP, Private Client Group, RBC Wealth Management JOHN URIBE Since 2023 Chief Financial Officer Blue Cross and Blue Shield of Minnesota 8 FORREST WILSON Executive Vice President and Chief Retirement Services Officer Joined Alerus in 2024

SECOND QUARTER HIGHLIGHTS Office in Excelsior, Minnesota

2Q 2024 HIGHLIGHTS

Success is Never Final

EARNINGS	**NII:** **$24.0 million** +8.0% vs. 1Q24	**NIM:** **2.57% Adjusted[1]** +13 bps vs. 1Q24	**Fee Income:** **$27.4 million** +8.1% vs. 1Q24 53.3% of revenue in 2Q24	**Noninterest Expense:** **$38.8 million** -0.7% vs. 1Q24
BALANCE SHEET	**Loans:** **$2.9 billion** +4.2% vs. 1Q24	**Deposits:** **$3.3 billion** +0.4% vs. 1Q24	**L/D Ratio:** **88%** +3.2% vs. 1Q24	**AUA / AUM:** **$43.6 billion** +1.9% vs. 1Q24
ASSET & CAPITAL STRENGTH	**ACL:** **1.31%** Stable vs. 1Q24	**CET1:** **11.7%** 6.5% "well capitalized" minimum	**TBV[2]:** **$15.77** +$0.14 vs. 1Q24	**TCE / TA:** **7.91% Adjusted[1]** +3 bps vs. 1Q24

VALUE CREATION

Announced Acquisition of HMN Financial, Inc.
A natural expansion for our premier Midwest franchise

Increased Dividend Per Share 5.3% to $0.20
$4.0 million returned to stockholders in dividends

Added Equipment Finance Team
Strategically expands our specialty lending capabilities

1. Excludes impact of Bank Term Funding Program (BTFP) arbitrage trade. See "Non-GAAP Disclosure Reconciliation."
2. Represents a non-GAAP Financial measure. See "Non-GAAP Disclosure Reconciliation."

10 |

2Q 2024 RESULTS

Income Statement

(dollars and shares in thousands, except per share data)	Three months ended June 30, 2024	Three months ended March 31, 2024	Three months ended June 30, 2023	Six months ended June 30, 2024	Six months ended June 30, 2023
Net Interest Income	$ 24,001	$ 22,219	$ 22,234	$ 46,220	$ 45,892
Provision for Credit Losses	4,489	—	—	4,489	550
Net Interest Income After Provision for Credit Losses	19,512	22,219	22,234	41,731	45,342
Noninterest Income	27,371	25,323	25,778	52,694	51,031
Noninterest Expense	38,752	39,019	36,373	77,771	74,242
Income Before Income Taxes	8,131	8,523	11,639	16,654	22,131
Income Tax Expense	1,923	2,091	2,535	4,014	4,841
Net Income	$ 6,208	$ 6,432	$ 9,104	$ 12,640	$ 17,290
Pre-Provision Net Revenue[1]	$ 12,620	$ 8,523	$ 11,639	$ 21,143	$ 22,681
Per Common Share Data					
Earnings Per Common Share - Diluted	$ 0.31	$ 0.32	$ 0.45	$ 0.63	$ 0.85
Diluted Average Common Shares Outstanding	20,050	19,986	20,241	20,018	20,243
Performance Ratios					
Return on Average Total Assets	0.58 %	0.63 %	0.96 %	0.60 %	0.92 %
Return on Average Tangible Common Equity [1]	9.40 %	9.78 %	13.71 %	9.58 %	13.15 %
Noninterest Income as a % of Revenue	53.28 %	53.26 %	53.69 %	53.27 %	52.65 %
Net Interest Margin (Tax-Equivalent)	2.39 %	2.30 %	2.52 %	2.35 %	2.61 %
Efficiency Ratio [1]	72.50 %	78.88 %	72.79 %	75.56 %	73.67 %

11

1. Represents a non-GAAP Financial measure. See "Non-GAAP Disclosure Reconciliation."

PERFORMANCE RATIOS 1. Rates have been annualized. 2. Represents a non-GAAP Financial measure. See “Non-GAAP Disclosure Reconciliation.” 12 | $14.60 $15.63 $15.77 2Q 2023 1Q 2024 2Q 2024 Tangible Book Value per Share(1) 0.96% 0.63% 0.58% 2Q 2023 1Q 2024 2Q 2024 Return on Average Assets(1) 13.71% 9.78% 9.40% 2Q 2023 1Q 2024 2Q 2024 Return on Average Tangible Common Equity(1)/(2)

$15,890 $15,655 $16,078 $5,449 $6,118 $6,360 $4,439 $3,550 $4,933 $25,778 $25,323 $27,371 2Q 2023 1Q 2024 2Q 2024 Noninterest Income Retirement & Benefit Services Wealth Advisory Services Banking Fees and Other KEY REVENUE ITEMS 13 | 1. Banking fees and other consists of service charges on deposit accounts, mortgage income, interchange income and other noninterest income. $ in thousands $ in thousands | % of noninterest income Net Interest Income: +8.0% Linked Quarter +7.9% Year-over-year Noninterest Income: +8.1% Linked Quarter +6.2% Year-over-year (1) $22,234 $22,219 $24,001 2Q 2023 1Q 2024 2Q 2024 Net Interest Income 17.2% 14.0% 18.0% 23.2% 21.1% 24.2% 61.7% 61.8% 58.8%

NET INTEREST INCOME

YIELDS AND RATES

Earning Assets



5.36%
4.55%
2.53%
5.72%
5.05%
2.48%
5.88%
5.26%
2.69%
2Q 2023
1Q 2024
2Q 2024
Investment Securities Yield
Loan Yield
Earning Asset Yield

Cost of Funds



1.73%
2.32%
2.16%
2.56%
3.26%
2.91%
2.65%
3.34%
3.03%
2Q 2023
1Q 2024
2Q 2024
Cost of Total Deposits
Cost of Interest Bearing Deposits
Total Cost of Funds

NIM[1]



2.52%
2.44%(2)
2.30%
2.57%(2)
2.39%
2Q 2023
1Q 2024
2Q 2024
Adjusted NIM
NIM

NII AND NIM[1] WALK

$ in Thousands



$22,219
$2,416
$1,568
$-
$(479)
$(1,723)
$24,001
$(459)
$23,542
1Q 2024
Asset Volume/Mix
Asset Rate
Accrual Days
Liability Rate
Liability Volume/Mix
2Q 2024
BTFP
Adj.(2) 2Q 2024

NIM:	2.30%	0.16%	0.16%	0.00%	(0.05%)	(0.18%)	2.39%	0.18%	2.57%[2]

QUARTERLY HIGHLIGHTS

- Net interest income for the second quarter of 2024 increased 8.0% from the first quarter of 2024.
- Larger loan balances, along with higher average cash balances related to the BTFP arbitrage trade, drove net interest income higher. This was partially offset by an increase in interest expense due to higher average deposits and deposit rates, along with higher BTFP borrowing balances.
- Continued to hold cash of $355.0 million from the BTFP, earning 52 basis points of risk-free return resulting in $0.5 million in net interest income for the second quarter of 2024.

1. Tax-equivalent net interest margin.
2. Adjusted for BTFP arbitrage trade. Represents a non-GAAP Financial measure. See "Non-GAAP Disclosure Reconciliation."
Yields and rates have been annualized.

14 |

EARNING ASSETS

JUNE 30, 2024 LOAN PORTFOLIO[(1)]



1.2%
20.3%
5.6%
8.3%
22.2%
9.7%
2.8%
29.9%

LOAN PORTFOLIO[(1)] CHANGES

$ in thousands

Chart Legend	Category	As of 6/30/2023	As of 3/31/2024	As of 6/30/2024	Change QoQ	Change YoY
■	Commercial and industrial	$ 521,427	$ 575,259	$ 591,779	2.9%	13.5%
■	CRE - Construction, land and development	78,428	125,966	161,751	28.4%	106.2%
■	CRE - Multifamily	210,902	260,609	242,041	-7.1%	14.8%
■	CRE - Non-owner occupied	500,334	565,979	647,776	14.5%	29.5%
■	CRE - Owner occupied	251,981	285,211	283,356	-0.7%	12.5%
■	Agriculture	71,037	77,585	81,959	5.6%	15.4%
■	Residential real estate	864,861	879,033	871,393	-0.9%	0.8%
■	Other consumer	34,552	29,833	35,737	19.8%	3.4%
	Total	**$ 2,533,522**	**$ 2,799,475**	**$ 2,915,792**	**4.2%**	**15.1%**

INVESTMENT PORTFOLIO



$ in thousands
Trading Securities
Municipals
Corporate Debt
Corporate ABS & CMO
Agency Non-MBS
Agency MBS
$986,088
13.3%
5.6%
45.5%
0.3%
35.3%
$768,964
0.6%
16.3%
6.4%
41.8%
0.1%
34.9%
$748,896
0.4%
16.5%
6.6%
41.8%
0.1%
34.6%
6/30/2023
3/31/2024
6/30/2024

	6/30/2023	3/31/2024	6/30/2024
Held-to-Maturity:	31.3%	38.0%	38.3%
Available-for-Sale:	68.7%	61.4%	61.3%
Trading Securities[(2)]:	0.0%	0.6%	0.4%
% of Earning Assets:	27.4%	18.7%	18.2%
AOCI:	$(100,742)	$(74,256)	$(75,029)

QUARTERLY HIGHLIGHTS

- Total loans grew 4.2% from March 31, 2024.
- Quarter over quarter growth was driven by an increase in total CRE loans, which increased 7.8%, and an increase in C&I loans which grew 2.9%, from the first quarter of 2024.
- Residential real estate loans decreased 0.9% quarter over quarter given focused allocation of portfolio capital.
- Total Non-owner occupied and Multifamily CRE loans, to total Bank risk-based capital[(3)] was 213% as of June 30, 2024.
- The investment portfolio decreased 2.6% from March 31, 2024 as prepayment rates increased.

1. Additional loan portfolio breakdown available in appendix
2. Trading securities consist of mutual funds held for deferred compensation.
3. Alerus Financial, N.A. (Bank) total risk-based capital was $417 million as of June 30, 2024.

15 |

DEPOSIT CHARACTERISTICS

JUNE 30, 2024 DEPOSIT PORTFOLIO (BY CATEGORY)


Interest-bearing: 78.7%
5.6%
Noninterest-bearing: 21.3%
14.9%
27.8%
30.4%

DEPOSIT PORTFOLIO CHANGES

$ in thousands

Chart Legend	Category	As of 6/30/2023	As of 3/31/2024	As of 6/30/2024	Change QoQ	Change YoY
■	Noninterest-bearing	$ 715,534	$ 692,500	$ 701,428	1.3%	-2.0%
■	Interest-bearing demand	753,194	938,751	1,003,585	6.9%	33.2%
■	Money market and savings	906,461	1,013,983	918,598	-9.4%	1.3%
■	Time deposits	304,167	456,729	491,345	7.6%	61.5%
■	HSA deposits	173,499	183,006	183,619	0.3%	5.8%
	Total	**$2,852,855**	**$3,284,969**	**$3,298,575**	**0.4%**	**15.6%**
	Loan to deposits ratio	**88.8%**	**85.2%**	**88.4%**		

JUNE 30, 2024 DEPOSIT PORTFOLIO (BY CLIENT SEGMENT)


Public 6.2%
Synergistic 26.7%
Consumer 27.8%
Commercial 39.5%
Synergistic[1] deposits grew +17.7% from June 30, 2023.

QUARTERLY HIGHLIGHTS

- Total deposits increased 0.4% from March 31, 2024.
- Noninterest-bearing deposits increased 1.3% from the prior quarter.
- The increase in total deposits was due to both expanded and new commercial deposit relationships, along with time deposit and synergistic deposit growth. This was partially offset by seasonal outflows of public funds.
- The Company continued to have $0 of brokered deposits as of June 30, 2024.

1. Synergistic deposits are sourced from the Retirement and Benefits Services and Wealth Advisory Services segments.

16 |

$2,905 $1,670 $2,554 $311 $389 $456 $514 $565 $502 $709 $926 $1,421 $4,439 $3,550 $4,933 2Q 2023 1Q 2024 2Q 2024 Mortgage Service Charges Debit Card Interchange Other BANKING SERVICES BANKING SERVICES QUARTERLY HIGHLIGHTS ▪ Mortgage income increased $884 thousand quarter over quarter driven by a seasonal increase in mortgage originations. ▪ Service charges increased $67 thousand quarter over quarter. ▪ Other fee income increased $495 thousand quarter over quarter, driven by client swap fees. DIVISIONAL(1) INCOME STATEMENT NONINTEREST INCOME BREAKDOWN MORTGAGE HIGHLIGHTS $ in millions $ in thousands 17 | $ in thousands Purchase: 98.2% 94.8% 97.2% Refinance: 1.8% 5.2% 2.8% Fair Value Change: $474 $306 $234 1. Includes Corporate Administration income. 2. Banking noninterest income consists of service charges on deposit accounts, mortgage income, interchange income and other noninterest income. (2) $ in thousands $90 $52 $102 $21 $2 $12 $111 $54 $114 2Q 2023 1Q 2024 2Q 2024 Portfolio Sale 2Q 2024 1Q 2024 2Q 2023 Net interest income $ 24,001 $ 22,219 $ 22,234 Provision for loan losses 4,489 - - Noninterest income 4,933 3,550 4,439 Total revenue 24,445 25,769 26,673 Noninterest expense 19,165 18,666 19,301 Net income before taxes: $ 5,280 $ 7,103 $ 7,372

$230,498 $202,330 $195,617 $233,082 $247,842 $126,518 $153,224 $166,171 $176,729 $183,619 $136,946 $170,224 $167,796 $188,349 $195,023 $493,962 $525,778 $529,584 $598,160 $626,484 2020 2021 2022 2023 2Q 2024 Money Market HSA Other RETIREMENT AND BENEFIT SERVICES QUARTERLY HIGHLIGHTS ▪ Retirement and Benefit Services revenue increased 2.7% compared to the first quarter of 2024. ▪ AUA / AUM grew 2.3% from March 31, 2024. ▪ 39% of Retirement and Benefit Services revenue is market sensitive. ▪ 51.1% of Retirement and Benefit Services synergistic deposits are indexed. DIVISIONAL(1) INCOME STATEMENT AUA / AUM AND PARTICIPANTS SYNERGISTIC DEPOSITS 18 | $ in thousands $ in millions $ in thousands 1. Excludes funds transfer pricing credit on synergistic deposits. $34,200 $36,733 $32,123 $36,682 $39,390 423,156 447,564 453,757 473,692 485,269 2020 2021 2022 2023 2Q 2024 AUA/AUM Participants 2Q 2024 1Q 2024 2Q 2023 Recurring annual income $ 12,664 $ 12,480 $ 13,111 Transactional income 3,414 3,175 2,779 Total noninterest income 16,078 15,655 15,890 Noninterest expense 13,649 14,189 12,651 Net income before taxes: $ 2,429 $ 1,466 $ 3,239

WEALTH ADVISORY SERVICES QUARTERLY HIGHLIGHTS ▪ Wealth advisory services revenue increased 4.0% from the first quarter of 2024. ▪ Synergistic deposits have grown 18.0% compared to June 30, 2023. ▪ AUA / AUM has increased 8.2% since June 30, 2023. ▪ 94.5% of Wealth Advisory Services synergistic deposits are indexed. DIVISIONAL(1) INCOME STATEMENT AUA / AUM SYNERGISTIC DEPOSITS 19 | $ in thousands $ in millions $ in thousands 1. Excludes funds transfer pricing credit on synergistic deposits. $3,339 $4,040 $3,583 $4,019 $4,172 2020 2021 2022 2023 2Q 2024 $101,621 $143,183 $161,973 $253,384 $248,274 2020 2021 2022 2023 2Q 2024 2Q 2024 1Q 2024 2Q 2023 Asset management $ 5,564 $ 5,256 $ 4,781 Brokerage 439 366 389 Insurance and advisory 357 496 279 Total noninterest income 6,360 6,118 5,449 Noninterest expense 3,953 3,750 2,990 Net income before taxes: $ 2,407 $ 2,368 $ 2,459

NONINTEREST EXPENSE


$ in Thousands
$36,373
$4,166
$1,530
$5,269
$1,837
$23,571
$39,019
$4,255
$1,993
$5,345
$1,906
$25,520
$38,752
$4,566
$2,373
$4,599
$1,815
$25,399
2Q 2023
1Q 2024
2Q 2024
Compensation and Benefits
Occupancy and Equipment
Business Services, Software and Technology
Professional Fees and Assessments
Other(1)

Noninterest Expense: (0.7%) Linked Quarter
+6.5% Year-over-year

QUARTERLY HIGHLIGHTS

- Noninterest expense decreased $0.3 million, or 0.7%, compared to the first quarter of 2024.
- The second quarter of 2024 included $0.6 million of expenses in Professional Fees and Assessments related to the pending acquisition of HMN Financial, Inc. The quarter also included $0.3 million of expenses related to severance and signing bonuses in Compensation and Benefits.
- Employee taxes and benefits decreased $1.1 million from the first quarter of 2024, primarily due to seasonality. This was offset by a $0.9 million increase in compensation primarily due to an increase in mortgage incentives.
- Business services, software and technology expenses decreased $0.7 million from the prior quarter primarily driven by reduced data and core processing expenses.

YEAR-OVER-YEAR HIGHLIGHTS

- Noninterest expense increased $2.4 million, or 6.5%, compared to the second quarter of 2023.
- The increase was primarily driven by higher Compensation and Benefits expenses due to increased labor costs, along with higher Professional Fees and Assessments expenses due to an increase in FDIC assessments and expenses related to the pending acquisition of HMN Financial, Inc.

1. Other noninterest expense consists of intangible amortization, marketing and business development, supplies and postage, travel, mortgage and lending, and other noninterest expense.

20 |

ASSET QUALITY AND RESERVE LEVELS HIGHLIGHTS ▪ Reserves to total loans remained stable at 1.31% as of both June 30, 2024, and March 31, 2024. ▪ Nonperforming assets increased $20.3 million compared to March 31, 2024. The increase was driven by a previously identified construction, land and development loan of $21.5 million moving to nonaccrual status. ▪ The increase in net charge-offs to average loans was driven by a $2.6 million charge-off of one commercial and industrial loan that had an individual reserve of $2.3 million in the first quarter of 2024. NCO/ Avg Loans 0.03% (0.04%) 0.02% (0.04%) 0.36% NPA / ASSETS % RESERVES OVER NPL % RESERVES / LOANS % 21 1.73% 1.80% 1.27% 1.30% 1.31% 2020 2021 2022 2023 2Q 2024 0.17% 0.09% 0.10% 0.22% 0.63% 2020 2021 2022 2023 2Q 2024 674% 1,437% 821% 410% 139% 2020 2021 2022 2023 2Q 2024

16.8% 18.6% 16.5% 14.8% 14.7% 2020 2021 2022 2023 2Q 2024 9.2% 9.8% 11.3% 10.6% 9.6% 13.2% 15.1% 13.7% 12.1% 11.9% 2020 2021 2022 2023 2Q 2024 Tier 1 Leverage Tier 1 Capital CAPITAL AND SOURCES OF LIQUIDITY LIQUIDITY COMMON EQUITY TIER 1 TIER 1 CAPITAL/TIER 1 LEVERAGE RATIOS TOTAL RISK BASED CAPITAL 22 $ in Thousands 8% Regulatory Capital Minimum to be considered adequately capitalized. 6% Regulatory Capital Minimum to be considered adequately capitalized. 4% Tier 1 Capital Leverage 12.8% 14.7% 13.4% 11.8% 11.7% 2020 2021 2022 2023 2Q 2024 Total Assets $ 4,358,623 Cash and cash equivalents 438,141 Unencumbered Securities (at Market Value) 212,085 Total On Balance Sheet Liquidity 650,226 FHLB Borrowing Capacity 878,282 Fed Funds Lines 107,000 Brokered CD Capacity 871,725 Total Off Balance Sheet Liquidity 1,857,007 Total Liquidity as of 6/30/2024 $ 2,507,233 Total Liquidity (Ex-brokered CD Capacity) $ 1,635,508

KEY TAKEAWAYS

Our diversified business model fostered a robust second quarter

EARNINGS

Robust spread and fee income drove revenue growth in the quarter

- Net interest income and noninterest income growth of +8% compared to 1Q 2024
- Adjusted[1] NIM expansion of 13 bps compared to the prior quarter
- 53.3% of noninterest income to total revenue

BALANCE SHEET

Our strong talent acquisition and retention is continuing to payoff

- 4.2% growth in loans compared to March 31, 2024
- 0.4% increase in deposits compared to March 31, 2024
- 88.4% loan to deposit ratio

ASSET & CAPITAL STRENGTH

Healthy credit and capital reserves keep us well positioned

- Total reserves to loans of 1.31%
- 11.7% CET1 (5.2% over "well capitalized" 6.5% minimum)
- 7.91% adjusted[1] tangible common equity to tangible assets

VALUE CREATION

We remain focused on the long-term success of the company

- Announced acquisition of HMN Financial, Inc. and Equipment Finance team lift out
- Increased dividend 5.3%, returning $4.0 million to stockholders through dividends
- Continued progress in returning the company to top tier performance

23 | 1. Adjusted for BTFP arbitrage trade. Represents a non-GAAP Financial measure. See "Non-GAAP Disclosure Reconciliation."

APPENDIX Office in Downtown Minneapolis, Minnesota

DIVISIONAL INCOME STATEMENT

($ dollars in thousands)

Quarter ended June 30, 2024	Banking Services	Retirement and Benefit Services	Wealth Advisory Services	Corporate Administration	Consolidated
Net interest income	$ 24,684	$ -	$ -	$ (683)	$ 24,001
Provision for loan losses	4,489	-	-	-	4,489
Noninterest income[1]	4,999	16,078	6,360	(66)	27,371
Noninterest expense	19,165	13,649	3,953	1,985	38,752
Net income before taxes	**$ 6,029**	**$ 2,429**	**$ 2,407**	**$ (2,734)**	**$ 8,131**

Quarter ended March 31, 2024	Banking Services	Retirement and Benefit Services	Wealth Advisory Services	Corporate Administration	Consolidated
Net interest income	$ 22,897	$ -	$ -	$ (678)	$ 22,219
Provision for loan losses	-	-	-	-	-
Noninterest income[1]/[2]	3,490	15,655	6,118	60	25,323
Noninterest expense	18,666	14,189	3,750	2,414	39,019
Net income before taxes	**$ 7,721**	**$ 1,466**	**$ 2,368**	**$ (3,032)**	**$ 8,523**

Quarter ended June 30, 2023	Banking Services	Retirement and Benefit Services	Wealth Advisory Services	Corporate Administration	Consolidated
Net interest income	$ 22,899	$ -	$ -	$ (665)	$ 22,234
Provision for loan losses	-	-	-	-	-
Noninterest income[1]	4,242	15,890	5,449	197	25,778
Noninterest expense	19,301	12,651	2,990	1,431	36,373
Net income before taxes	**$ 7,840**	**$ 3,239**	**$ 2,459**	**$ (1,899)**	**$ 11,639**

25 |

1. Banking noninterest income consists of service charges on deposit accounts, mortgage income, interchange income and other noninterest income.

LOAN PORTFOLIO BREAKDOWN 26 ($ in thousands) Balance Percent of Portfolio Balance Percent of Portfolio Commercial and industrial: General business $ 288,752 10.0% $ 258,008 9.3% Services 140,562 4.8% 146,318 5.3% Retail trade 91,173 3.1% 91,216 3.3% Manufacturing 71,292 2.4% 66,638 2.4% Total commercial and industrial 591,779 20.3% 562,180 20.3% Commercial real estate: Construction, land and development 161,751 5.5% 124,034 4.5% Multifamily 242,041 8.3% 245,103 8.9% Non-owner occupied Office 108,082 3.7% 124,684 4.5% Industrial 111,603 3.8% 104,241 3.8% Retail 112,626 3.9% 96,578 3.5% Hotel 112,081 3.8% 80,576 2.9% Medical Office 110,736 3.8% 63,788 2.3% Medical or nursing facility 46,215 1.6% 47,625 1.7% Other commercial real estate 46,433 1.7% 51,862 1.9% Total non-owner occupied 647,776 22.3% 569,354 20.6% Owner Occupied 283,356 9.7% 271,623 9.8% Total commercial real estate 1,334,924 45.8% 1,210,114 43.8% Agricultural: Land 41,410 1.4% 40,832 1.5% Production 40,549 1.4% 36,141 1.3% Total agricultural 81,959 2.8% 76,973 2.8% Consumer Residential real estate first lien 686,286 23.6% 697,900 25.3% Residential real estate construction 22,573 0.8% 28,979 1.1% Residential real estate HELOC 126,211 4.3% 118,315 4.3% Residential real estate junior lien 36,323 1.2% 35,819 1.3% Other Consumer 35,737 1.2% 29,303 1.1% Total consumer 907,130 31.1% 910,316 33.1% Total loans $ 2,915,792 100.0% $ 2,759,583 100.0% June 30, 2024 December 31, 2023

0% 10% 20% 30% 40% 50% 60% - 50,000 100,000 150,000 200,000 250,000 300,000 350,000 2019 2020 2021 2022 2023 2Q 2023 3Q 2023 4Q 2023 1Q 2024 2Q 2024 Home Equity Lines of Credit Funded Unfunded Funded % LINE OF CREDIT UTILIZATION 27 | Commercial and industrial loans includes revolving C&I loans and other loans. It excludes non-revolving C&I loans, ag production, and loans to public entities. 0% 10% 20% 30% 40% 50% 60% - 50,000 100,000 150,000 200,000 250,000 300,000 350,000 400,000 450,000 2019 2020 2021 2022 2023 2Q 2023 3Q 2023 4Q 2023 1Q 2024 2Q 2024 C&I Funded Unfunded Funded %

ALLOWANCE FOR CREDIT LOSSES ON LOANS Changes in the ACL for Loans by Portfolio Segment 1. The difference in the credit loss expense reported herein compared to the consolidated statements of income is associated with the credit loss expense of $275 thousand related to 28 off-balance sheet credit exposure and ($56) thousand related to held-to-maturity investment securities. | ($ in thousands) Commercial: Commercial and industrial $ 9,508 $ (663) $ (2,730) $ 119 $ 6,234 Commercial real estate Construction, land and development 5,922 4,898 — — 10,820 Multifamily 2,148 282 — — 2,430 Non-owner occupied 8,104 668 — — 8,772 Owner occupied 2,461 (190) — 9 2,280 Total commercial real estate 18,635 5,658 — 9 24,302 Agricultural Land 248 11 — — 259 Production 219 (34) — — 185 Total Agriculture 467 (23) — — 444 Total commercial 28,610 4,972 (2,730) 128 30,980 Consumer: Residential real estate First lien 6,152 (786) — — 5,366 Construction 489 (31) — — 458 HELOC 864 22 — — 886 Junior lien 284 (41) (3) 74 314 Total residential real estate 7,789 (836) (3) 74 7,024 Other consumer 185 134 (1) 10 328 Total Consumer 7,974 (702) (4) 84 7,352 Total $ 36,584 $ 4,270 $ (2,734) $ 212 $ 38,332 Ending Balance Three months ended June 30, 2024 Loan Charge-offs Loan Recoveries Beginning Balance Provision for Credit Losses(1)

($ in thousands) Commercial and industrial $ 6,234 1.05% $ 9,705 1.73% CRE - Construction, land and development 10,820 6.69% 6,135 4.95% CRE - Multifamily 2,430 1.00% 1,776 0.72% CRE - Non-owner occupied 8,772 1.35% 7,726 1.36% CRE - Owner occupied 2,280 0.80% 2,449 0.90% Agricultural - Land 259 0.63% 96 0.24% Agricultural - Production 185 0.46% 84 0.23% Residential real estate first lien 5,366 0.78% 6,087 0.87% Residential real estate construction 458 2.03% 485 1.67% Residential real estate HELOC 886 0.70% 835 0.71% Residential real estate junior lien 314 0.86% 264 0.74% Other Consumer 328 0.92% 201 0.69% Total loans $ 38,332 1.31% $ 35,843 1.30% to segment loans June 30, 2024 December 31, 2023 Allocated segment allowance Allowance to segment loans Allocated Allowance segment allowance Percentage of Percentage of ALLOWANCE FOR CREDIT LOSSES ON LOANS Allocation by Loan Portfolio Segment 29

FINANCIAL HIGHLIGHTS

($ in thousands, except where otherwise noted)	Quarterly					Six months ended	
	2Q 2023	3Q 2023	4Q 2023	1Q 2024	2Q 2024	June 30, 2024	June 30, 2023
Total Assets	$ 3,832,978	$ 3,869,138	$ 3,907,713	$ 4,338,093	$ 4,358,623	$ 4,358,623	$ 3,832,978
Total Loans	2,533,522	2,606,430	2,759,583	2,799,475	2,915,792	2,915,792	2,533,522
Total Deposits	2,852,855	2,872,184	3,095,611	3,284,969	3,298,575	3,298,575	2,852,855
Tangible Common Equity[1]	290,792	284,137	305,186	309,018	311,933	311,933	290,792
Net Income	$ 9,104	$ 9,161	$ (14,754)	$ 6,432	$ 6,208	$ 12,640	$ 17,290
ROAA (%)	0.96	0.95	(1.51)	0.62	0.58	0.60	0.92
ROATCE(%)[1]	13.71	13.51	(18.85)	9.78	9.40	9.58	13.15
Net Interest Margin (FTE) (%)	2.52	2.27	2.37	2.30	2.39	2.35	2.61
Efficiency Ratio (FTE) (%)[1]	72.79	73.37	165.40	78.88	72.50	75.56	73.67
Non-Int. Income/Op. Rev. (%)	53.69	58.21	3.54	53.26	53.28	53.27	52.65
Earnings per common share - diluted	$ 0.45	$ 0.45	$ (0.73)	$ 0.32	$ 0.31	$ 0.63	$ 0.85
Total Equity/Total Assets (%)	9.33	9.03	9.45	8.57	8.56	8.56	9.33
Tang. Cmn. Equity/Tang. Assets (%)[1]	7.72	7.47	7.94	7.23	7.26	7.26	7.72
Loans/Deposits (%)	88.81	90.75	89.15	85.22	88.40	88.40	88.81
NPLs/Loans (%)	0.10	0.35	0.32	0.26	0.95	0.95	0.10
NPAs/Assets (%)	0.07	0.23	0.22	0.17	0.63	0.63	0.07
Allowance/NPLs (%)	1,383.57	402.91	410.34	498.08	138.79	138.79	1,383.57
Allowance/Loans (%)	1.41	1.39	1.30	1.31	1.31	1.31	1.41
NCOs/Average Loans (%)	(0.07)	(0.09)	(0.04)	0.01	0.36	0.19	(0.02)

30 |
1. Represents a non-GAAP financial measure. See "Non-GAAP Disclosure Reconciliation."

FINANCIAL HIGHLIGHTS 31 | 1. Represents a non-GAAP financial measure. See “Non-GAAP Disclosure Reconciliation.” ($ in thousands, 19-'23 except where otherwise noted) 2019 2020 2021 2022 2023 CAGR Total Assets $ 2,356,878 $ 3,013,771 $ 3,392,691 $ 3,779,637 $ 3,907,713 13.5% Total Loans 1,721,279 1,979,375 1,758,020 2,443,994 2,759,583 12.5% Total Deposits 1,971,316 2,571,993 2,920,551 2,915,484 3,095,611 11.9% Tangible Common Equity1 240,008 274,043 307,663 287,330 305,186 6.2% Net Income $ 29,540 $ 44,675 $ 52,681 $ 40,005 $ 11,696 ROAA (%) 1.34 1.61 1.66 1.14 0.31 ROATCE(%)1 17.46 17.74 18.89 15.09 5.37 Net Interest Margin (FTE) (%) 3.65 3.22 2.90 3.04 2.46 Efficiency Ratio (FTE) (%)1 73.22 68.40 70.02 72.86 85.85 Non-Int. Income/Op. Rev. (%) 60.50 64.05 62.86 52.72 47.74 Earnings per common share - diluted 1.91 2.52 2.97 2.10 0.58 Total Equity/Total Assets (%) 12.12 10.96 10.59 9.44 9.45 Tang. Cmn. Equity/Tang. Assets (%)1 10.38 9.27 9.21 7.74 7.94 Loans/Deposits (%) 87.32 76.96 60.19 83.83 89.15 NPLs/Loans (%) 0.45 0.26 0.12 0.16 0.32 NPAs/Assets (%) 0.33 0.17 0.09 0.10 0.22 Allowance/NPLs (%) 305.66 674.13 1,437.05 820.93 410.34 Allowance/Loans (%) 1.39 1.73 1.80 1.27 1.30 NCOs/Average Loans (%) 0.33 0.03 (0.04) 0.02 (0.04) Annual

NON-GAAP DISCLOSURE RECONCILIATION 32 ($ in thousands, except where otherwise noted) 2Q 2023 3Q 2023 4Q 2023 1Q 2024 2Q 2024 June 30, 2024 June 30, 2023 Tangible common equity to tangible assets Total common stockholders' equity $ 357,685 $ 349,402 $ 369,127 $ 371,635 $ 373,226 $ 373,226 $ 357,685 Less: Goodwill 47,087 46,783 46,783 46,783 46,783 46,783 47,087 Less: Other intangible assets 19,806 18,482 17,158 15,834 14,510 14,510 19,806 Tangible common equity (a) 290,792 284,137 305,186 309,018 311,933 311,933 290,792 Total assets 3,832,978 3,869,138 3,907,713 4,338,093 4,358,623 4,358,623 3,832,978 Less: Goodwill 47,087 46,783 46,783 46,783 46,783 46,783 47,087 Less: Other intangible assets 19,806 18,482 17,158 15,834 14,510 14,510 19,806 Tangible assets (b) 3,766,085 3,803,873 3,843,772 4,275,476 4,297,330 4,297,330 3,766,085 Tangible common equity to tangible assets (a)/(b) 7.72% 7.47% 7.94% 7.23% 7.26% 7.26% 7.72% Adjusted Tangible common equity to tangible assets Tangible assets (b) 3,766,085 3,803,873 3,843,772 4,275,476 4,297,330 4,297,330 3,766,085 Less: Cash proceeds from BTFP — — — 355,000 355,000 355,000 — Adjusted tangible assets (c) 3,766,085 3,803,873 3,843,772 3,920,476 3,942,330 3,942,330 3,766,085 Tangible common equity to adjusted tangible assets (a)/(c) 7.72% 7.47% 7.94% 7.88% 7.91% 7.91% 7.72% Tangible common equity per common share Total stockholders' equity $ 357,685 $ 349,402 $ 369,127 $ 371,635 $ 373,226 $ 373,226 $ 357,685 Less: Goodwill 47,087 46,783 46,783 46,783 46,783 46,783 47,087 Less: Other intangible assets 19,806 18,482 17,158 15,834 14,510 14,510 19,806 Tangible common equity (d) 290,792 284,137 305,186 309,018 311,933 311,933 290,792 Common shares outstanding (e) 19,915 19,848 19,734 19,777 19,778 19,778 19,915 Tangible common equity per common share (d)/(e) $ 14.60 $ 14.32 $ 15.46 $ 15.63 $ 15.77 $ 15.77 $ 14.60 Return on average tangible common equity Net income $ 9,104 $ 9,161 $ (14,754) $ 6,432 $ 6,208 $ 12,640 $ 17,290 Add: Intangible amortization expense (net of tax) 1,046 1,046 1,046 1,046 1,046 2,092 2,092 Net income, excluding intangible amortization (f) 10,150 10,207 (13,708) 7,478 7,254 14,732 19,382 Average total equity 360,216 361,735 349,382 367,248 369,217 368,499 361,032 Less: Average goodwill 47,087 46,882 46,783 46,783 46,783 46,783 47,087 Less: Average other intangible assets (net of tax) 16,153 15,109 14,067 13,018 11,969 12,494 16,678 Average tangible common equity (g) 296,976 299,744 288,532 307,447 310,465 309,222 297,267 Return on average tangible common equity (f)/(g) 13.71% 13.51% (18.85%) 9.78% 9.40% 9.58% 13.15% Efficiency ratio Noninterest expense $ 36,373 $ 37,260 $ 38,654 $ 39,019 $ 38,752 $ 77,771 $ 74,242 Less: Intangible amortization expense 1,324 1,324 1,324 1,324 1,324 2,648 2,648 Adjusted noninterest expense (j) 35,049 35,936 37,330 37,695 37,428 75,123 71,594 Net interest income 22,234 20,395 21,552 22,219 24,001 46,220 45,892 Noninterest income 25,778 28,407 791 25,323 27,371 52,694 51,031 Tax-equivalent adjustment 141 180 226 247 255 502 264 Total tax-equivalent revenue (k) 48,153 48,982 22,569 47,789 51,627 99,416 97,187 Efficiency ratio (j)/(k) 72.79% 73.37% 165.40% 78.88% 72.50% 75.56% 73.67% Quarterly Six months ended

NON-GAAP DISCLOSURE RECONCILIATION

($ in thousands, except where otherwise noted)	Annual				
	2019	2020	2021	2022	2023
Tangible common equity to tangible assets					
Total common stockholders' equity	$ 285,728	$ 330,163	$ 359,403	$ 356,872	$ 369,127
Less: Goodwill	27,329	30,201	31,490	47,087	46,783
Less: Other intangible assets	18,391	25,919	20,250	22,455	17,158
Tangible common equity (a)	240,008	274,043	307,663	287,330	305,186
Total assets	2,356,878	3,013,771	3,392,691	3,779,637	3,907,713
Less: Goodwill	27,329	30,201	31,490	47,087	46,783
Less: Other intangible assets	18,391	25,919	20,250	22,455	17,158
Tangible assets (b)	2,311,158	2,957,651	3,340,951	3,710,095	3,843,772
Tangible common equity to tangible assets (a)/(b)	10.38%	9.27%	9.21%	7.74%	7.94%
Tangible common equity per common share					
Total stockholders' equity	$ 285,728	$ 330,163	$ 359,403	$ 356,872	$ 369,127
Less: Goodwill	27,329	30,201	31,490	47,087	46,783
Less: Other intangible assets	18,391	25,919	20,250	22,455	17,158
Tangible common equity (c)	240,008	274,043	307,663	287,330	305,186
Common shares outstanding (d)	17,050	17,125	17,213	19,992	19,734
Tangible common equity per common share (c)/(d)	$ 14.08	$ 16.00	$ 17.87	$ 14.37	$ 15.46
Return on average tangible common equity					
Net income	$ 29,540	$ 44,675	$ 52,681	$ 40,005	$ 11,696
Add: Intangible amortization expense (net of tax)	3,224	3,129	3,460	3,756	4,184
Net income, excluding intangible amortization (e)	32,764	47,804	56,141	43,761	15,880
Average total equity	231,084	310,208	346,059	346,355	358,268
Less: Average goodwill	27,329	27,439	30,385	39,415	46,959
Less: Average other intangible assets (net of tax)	16,101	13,309	18,548	17,018	15,624
Average tangible common equity (f)	187,654	269,460	297,126	289,922	295,685
Return on average tangible common equity (e)/(f)	17.46%	17.74%	18.89%	15.09%	5.37%
Efficiency Ratio					
Noninterest expense	$ 142,537	$ 163,799	$ 168,909	$ 158,770	$ 150,157
Less: Intangible amortization expense	4,081	3,961	4,380	4,754	5,296
Adjusted noninterest expense (i)	138,456	159,838	164,529	154,016	144,861
Net interest income	74,551	83,846	87,099	99,729	87,839
Noninterest income	114,194	149,371	147,387	111,223	80,229
Tax-equivalent adjustment	347	455	492	429	671
Total tax-equivalent revenue(j)	189,092	233,672	234,978	211,381	168,739
Efficiency ratio (i)/(j)	73.22%	68.40%	70.02%	72.86%	85.85%

33

NON-GAAP DISCLOSURE RECONCILIATION

($ in thousands, except for where otherwise noted)	Quarterly					Twelve Months Ended
	2Q 2023	3Q 2023	4Q 2023	1Q 2024	2Q 2024	June 30, 2024
Noninterest income excluding net Losses on investment securities as a percentage of adjusted revenue						
Noninterest income	$ 25,778	$ 28,407	$ 791	$ 25,323	$ 27,371	$ 81,892
Less: Net gains (losses) on investment securities	—	—	(24,643)	—	—	(24,643)
Noninterest income excluding net losses on investment securities (a)	25,778	28,407	25,434	25,323	27,371	106,535
Net interest income (b)	22,234	20,395	21,552	22,219	24,001	88,167
Adjusted revenue (a) + (b) = (c)	48,012	48,802	46,986	47,542	51,372	194,702
Noninterest income excluding net losses on investment securities as a percentage of adjusted revenue (a) / (c)	53.69%	58.21%	54.13%	53.26%	53.28%	54.72%
Banking revenue excluding net losses on investment securities as a percentage of adjusted revenue						
Banking fees and other income[1]	$ 4,439	$4,531	(20,466)	$3,550	$ 4,933	($7,452)
Less: Net gains (losses) on investment securities	—	—	(24,643)	—	—	(24,643)
Banking fees and other income[1] excluding net losses on investment securities (d)	4,439	4,531	4,177	3,550	4,933	17,191
Adjusted banking revenue (d) + (b) = (e)	26,673	24,926	25,729	25,769	28,934	105,358
Banking revenue excluding net losses on investment securities as a percentage of adjusted revenue (e) / (c)	55.55%	51.08%	54.76%	54.20%	56.32%	54.11%
Banking fees and other income[1] excluding net losses on investment securities as a percentage of adjusted revenue						
Banking fees and other income[1] excluding net losses on investment securities as a percentage of adjusted revenue (d) / (c)	9.25%	9.28%	8.89%	7.47%	9.60%	8.83%

($ in thousands, except for per share data and where otherwise noted)	Annual					Five Year
	2019	2020	2021	2022	2023	Average
Adjusted net income						
Net Income	$ 29,540	$ 44,675	$ 52,681	$ 40,005	$ 11,696	
Less: Net gains (losses) on investment securities	-	-	-	-	(19,222)	
Adjusted Net Income[2] (f)	29,540	44,675	52,681	40,005	30,918	
Adjusted return on average equity						
Average total equity (g)	231,084	310,208	346,059	346,355	358,268	
Adjusted return on average equity (f)/(g)	12.78%	14.40%	15.22%	11.55%	8.63%	12.52%
Adjusted return on average assets						
Average total assets (h)	2,211,993	2,775,140	3,178,820	3,500,655	3,817,017	
Adjusted return on average assets (f)/(h)	1.34%	1.61%	1.66%	1.14%	0.81%	1.31%

1. Banking noninterest income consists of service charges on deposit accounts, mortgage income, interchange income and other noninterest income.
2. Adjusted items are shown after-tax using a 22% tax rate.

34 |

NON-GAAP DISCLOSURE RECONCILIATION 35 2Q 2023 1Q 2024 2Q 2024 June 30, 2024 June 30, 2023 Adjusted net interest margin (tax-equivalent) Net interest income $ 22,234 $ 22,219 $ 24,001 $ 46,220 $ 45,892 Less: BTFP Cash interest income - 3,615 4,766 8,381 - Add: BTFP interest expense - 3,266 4,307 7,573 - Net interest income excluding BTFP impact (h) 22,234 21,870 23,542 45,412 45,892 Add: Tax equivalent adjustment for loans and securities (i) 141 247 255 502 264 Adjusted net interest income (h) + (i) = (j) 22,375 22,117 23,797 45,914 46,156 Average earning assets 3,564,883 3,921,529 4,075,002 3,998,264 3,566,136 Less: Average cash proceeds balance from BTFP - 269,176 355,000 312,088 - Adjusted interest earning assets (k) 3,564,883 3,652,353 3,720,002 3,686,176 3,566,136 Adjusted net interest margin (tax-equivalent) (j)/(k) 2.52% 2.44% 2.57% 2.50% 2.61% Pre-Provision Net Revenue Income (loss) before taxes $ 11,639 $ 8,523 $ 8,131 $ 16,654 $ 22,131 Add: Provision for credit losses - - 4,489 4,489 550 Pre-provision net revenue $ 11,639 $ 8,523 $ 12,620 $ 21,143 $ 22,681 ($ in thousands, except for per share data and where otherwise noted) Quarterly Six months ended